Exhibit 10.12

December 28, 2005
Sue Barrow Welsh
66 Maybury Hill Road
Princeton. NJ 08540	via fedex : (609) 430 1957

Dear Sue:

On behalf of the Board of Directors, I am pleased to offer you the position of President with Linguagen Corp. (“Linguagen” or the “Company”). This letter sets forth the terms of your employment by the Company, with your first day of employment being January 3, 2006.

1.                                       Position, Duties and Responsibilities

a.               You will report to the Chief Executive Officer of the Company.

b.              Your duties will include, but not be limited to business development strategy & execution, and product strategy & development, according to a plan developed in consultation with the remainder of the management team and approved by the CEO, exploratory projects, plus other responsibilities and duties as assigned. In addition, you will assist other members of the senior management team in the fundraising and investor relations activities.

c.               On or before your first day of employment, you shall sign the Company’s Confidentiality, Nondisclosure, Noncompetition and Invention Assignment Agreement for employees, a copy of which is attached hereto as Exhibit A.

2.                                       Salary and Bonus Compensation

a.               Base Salary: Your base salary will be $21,666.66 per month ($260,000/year), payable bi-weekly. This base salary may be adjusted annually by the Board beginning in January 2007, consistent with your performance and the Company’s policy regarding adjustments in officer compensation established from time to time by the Board.

b.              Bonus Compensation. You will, in addition, be eligible for a cash bonus of up to thirty per cent (30%) of your base salary as well as, at the Board’s discretion, a stock bonus for each fiscal year (running from January 1 to December 31) during your employment based upon performance. Bonus criteria are to be agreed upon within three (3) months of the signature date of this employment agreement. Performance for bonus purposes during succeeding years will be measured against a set of criteria or milestones to be approved by the Board of Directors no later than December 31 of the preceding year.

3.                                       Benefits. You will be eligible for the benefits package available to company executives, as such may be altered from time to time by Linguagen, so long as you and/or your dependents meet all eligibility requirements. Enclosed is a summary of those benefits. You will also be entitled to annual vacation of up to 20 days, accruing in accordance with regular company policy as outlined in the Linguagen Employee Handbook. In addition, you will be able to take up to seven (7) days per annum in performance of duties for other Companies, Federal Advisory Boards, etc., providing that these activities do not represent any conflicts with the performance of your duties for Linguagen.

4.                                       Expense Reimbursement. The Company shall reimburse you for all reasonable out-of-pocket expenses which you incur on behalf of the Company, provided that you furnish to the Company reasonably adequate records and documentary evidence of such expense.

5.                                       Long-Term Incentive Compensation. As of the date on which you commence employment, you shall receive the following grant in accordance with the terms of the Company’s Stock Option Plan, a copy of which is attached hereto as Exhibit B.

a.               Stock Option: You will be granted a stock option to purchase 213,500 shares of Linguagen common stock. The Option will have an exercise price equal to the fair market value (currently $0.42 per share) of the underlying common stock on the date of grant. The Option will vest as follows: (i) twenty five percent (25%) of the Option shall vest on the first anniversary of your first day of employment with Linguagen; and (ii) 1/48th of the Option shall vest on the first day of each month beginning with the thirteenth month following your first day of employment with Linguagen. The entire Option shall vest over a period of four (4) years and have a maximum term of 10 years. As with all Linguagen options, the grant will be subject to the stock option plan and the execution of a stock option agreement in the form specified by the Board.

b.              Annual Awards. You will be eligible to participate in the Company’s annual awards to executives of long-term incentive compensation, should the Company elect to establish an equity incentive plan. Awards will be based upon performance as determined by the Board’s Compensation Committee. In addition, immediately following the completion of the contemplated Series B Financing, the Board will review your equity position as part of its review of the equity position of each member of the management team.

6.                                       Change of Control. Immediately upon an acquisition of the Company by merger, the sale of all or substantially all of the Company’s assets, or the purchase of fifty percent (50%) or more of the Company’s voting securities or any other reorganization resulting in a change of fifty percent (50%) or more in the ownership of the Company’s outstanding voting securities (any such action hereinafter to be referred to as a “Change of Control”), regardless of whether or not you shall have voted for such Change of Control as a stockholder or consented thereto in writing, all of your unvested options shall immediately vest and become exercisable.

7.                                       Term of Employment. Your employment with the Company is “at will” and not for any specified period of time. As a result, either you or the Company are free to terminate your employment at any time for any reason, with or without cause, by giving written notice of such termination.

8.                                       Effect of Termination. If the Company terminates your employment “Without Cause” (defined below), then you will continue to receive your base salary (based on your base salary prevailing at the time of termination), benefits and the vesting of stock options for six (6) months from the date of such termination of your employment (hereafter, the “Severance Period”).

If you are terminated for “Cause” (defined below) or you resign at any time, then you would only be paid all salary and benefits through the date of termination of your employment.

As used in this Section, a termination for “Cause” shall mean a termination for any of the following reasons: (i) engaging in intentional misconduct which materially harms the Company; (ii) being convicted of a felony that has, or may have, a material adverse effect on your ability to render services to the Company; (iii) committing an act of fraud against the Company or the willful material misappropriation of property belonging to the Company; (iv) materially breaching the Confidentiality, Nondisclosure, Noncompetition and Invention Assignment Agreement or any other agreement between you and the Company; or (v) persistently and willfully disregarding your material duties despite adequate warnings from senior management or the Board. With respect to a violation or breach as specified under clauses (iv) or (v) above, “Cause” shall not exist unless you fail to cure such breach or misconduct within twenty (20) days after you are given written notice from the Company specifying such breach and stating that your failure to cure such breach or misconduct will constitute Cause for termination under this agreement. The Company will provide written notice of the reason for termination in the case of any termination for “Cause.” A termination for any other reason shall be a termination “Without Cause.” This regard of duties shall not be interpreted to include any failure to meet sales milestones or other goals established by the Company. An action will not be deemed willful unless performed by the employee in bad faith.

9.                                       Arbitration. Any and all disputes between us which arise out of your employment, the termination of your employment, or under the terms of this agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this agreement, any disputes regarding your employment by the Company or the termination thereof, claims for breach of contract or breach or the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of your employment with the Company or its termination. The only claims not covered by this section are the following: (i) claims for benefits under the unemployment insurance or worker’s compensation laws and (ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property held or sought by the Company, or which the Company could otherwise seek; in each of these instances such disputes or claims shall not be subject to arbitration, but rather, will be resolved pursuant to applicable law. Binding arbitration will be conducted in Philadelphia, Pennsylvania. The cost of arbitration will be bourn by the Company. The arbitration will be conducted in accordance with the rules and regulations of the American Arbitration Association. The prevailing party shall be awarded its attorneys’ fees and costs and arbitration related expenses from the non-prevailing party. You understand and agree that arbitration shall be instead of any civil litigation, that each side waives its right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

10.                                 Miscellaneous. This Agreement and the rights and obligations of the parties shall be governed by New Jersey law. Neither party may assign this agreement. In the event that either party believes that the other party has breached this agreement in any way, the party claiming such breach shall give written notice and thirty day opportunity to cure such breach, in the event such breach is curable.

We sincerely hope you will accept our offer: please indicate your acceptance by signing both copies of this letter, returning one to me and retaining the other for your records. If you have any questions concerning this position, please feel free to speak with me.

Sincerely yours,

/s/ F. Raymond Salemme

F. Raymond Salemme
Chief Executive Officer

Accepted:	/s/ Sue Barrow Welsh	Date:	12/28/05

Agreeable Starting Date:	1/3/06

cc:           Linguagen Compensation Committee